HYPERTENSION DIAGNOSTICS INC™
EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of August 28, 2003 by and between Hypertension Diagnostics, Inc., a Minnesota corporation (the “Company” ), and Mark N. Schwartz (the “Employee”).

WHEREAS, the Company wishes to employ Employee to render services for the Company on the terms and conditions set forth in this Agreement, and Employee wishes to be retained and employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Employee set forth below, the Company and Employee agree as follows:

1.  Employment. Upon the other terms and conditions set forth in this Agreement, the Company hereby employs Employee, and Employee accepts such full time employment as Chairman and Chief Executive Officer. Except as expressly provided herein, termination of this Agreement by either party shall also terminate Employee’s employment by the Company. Employee’s first day of employment will be August 28, 2003.

2.  Term; Termination. Employee's employment hereunder is terminable at will by either Employer or Employee. Accordingly, either Employer or Employee may terminate Employee's employment by Employer at any time with or without cause or reason. Notwithstanding any termination of this Agreement, Employee, in consideration of employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

3.  Position and Duties.

3.01    Service with Company. During the term of this Agreement, Employee agrees to perform such reasonable employment duties, as the Company shall assign from time to time, including, but not limited to, overall strategic and operational management of the Company.

3.02    Performance of Duties. Employee agrees to serve the Company faithfully and to the best of Employee's ability and to devote Employee's full time, attention and best efforts to the business and affairs of the Company during the term of this Agreement. Employee represents to the Company that Employee has no contractual commitments inconsistent with Employee's obligations set forth in this Agreement, and that during the term of this Agreement, Employee will not render or perform services for any other corporation, firm, entity, organization or person which are inconsistent with the provisions of this Agreement.

3.03    Typical Work Week. Employee’s workweek shall consist of a minimum of forty (40) hours per week, typically from 8:00 a.m. to 5:00 p.m., Monday through Friday, with one hour for lunch. Employee agrees that Employee may be required to work additional hours of work as necessary in order to fulfill the duties and responsibilities of Employee’s position as Chairman and Chief Executive Officer . In general, the specific days worked each week and the hours each day shall be at the sole discretion of Employee’s supervisor and the Company’s management.

          4.      Compensation.

4.01    Base Salary: As compensation for all services to be rendered by Employee under this Agreement during the full term of this Agreement, the Company shall pay to Employee, a minimum Base Salary (“Base Salary” shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments) at an annual rate of $72,000 ($6,000 per month), payable bi-weekly, commencing on an employment start date of August 28, 2003.

Employee will receive a performance review at about 12 months from Employee’s start date (that is, on or about September 1, 2004) and annually thereafter. The Company pays employee salaries biweekly (that is, 26 pay periods per year) by check or direct bank deposit, based on Employee’s preference.

4.02    Bonus or Incentive. A bonus or incentive compensation to be paid in shares of the Company’s common stock shall be determined by the Compensation Committee and approved by the Board of Directors. The Company reserves the right to alter, amend or eliminate any bonus or incentive plans in accordance with its terms.

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4.03    Fringe Benefits. In addition to the compensation payable to Employee as provided in sections 4.01 and 4.02 above, Employee shall be eligible upon full time employment to participate in the fringe benefits described in the memorandum Employee previously received entitled “HDI’s Fringe Benefit Programs”, as Revised February 1, 2003 and as outlined hereinafter in accordance with the plan participation requirements:

(1)  Paid Time Off (“PTO”). During the term of this Agreement, Employee shall be eligible for sixteen (16) workdays of Company paid time off commencing on the date of employment, and accruing at the rate of 2.461 hours per week employed. This PTO benefit covers paid time off for vacation, illness and other personal matters. Unused PTO shall accumulate, so that if the full PTO is not taken in a particular year, any unused portion shall be carried into the following year, provided , however, that Employee shall not be able to accumulate more than 26 days (that is, 208 hours) of PTO time (during the first four years of employment). Upon termination of employment, Employee shall be paid for all such accrued but unused PTO time (up to, but not in excess of, the maximum of 208 hours) at the Employee’s then current Base Salary.

(2)  Health/Dental Insurance. The Company shall provide a health/dental plan partially paid by the Company beginning 30 days after the Employee's first day of employment. Employee’s “pre-tax” contributions to the health plan is 20% of the actual premium being charged the Company by Blue Cross Blue Shield for the employee and one (1) other person plus 100% of the actual premium being charged the Company for persons in excess of two (2). Employee’s pre-tax contribution to the dental plan is 20% of the actual premium being charged the Company by the dental care provider.

                               (3)    Holidays. The Company will provide eight (8) paid holidays and up to three (3) paid personal holidays per calendar year consistent with the Company's Holiday Policy. Since Employee’s start date is August 28, 2003, Employee shall be entitled to two paid personal holidays during the remainder of calendar year 2003.

                               (4)    Other Benefits. To the extent available or offered, and beginning 30 days after the Employee's first day of employment, Employee shall be entitled to participate in all other benefit programs offered by the Company to its full time employees, including, but not limited to, term life insurance equal to two (2) times Employee's annual base salary; long-term disability insurance; a 401(k) SIMPLE Plan; and a flexible spending account (“FSA”). Employee’s eligibility for the 401(k) SIMPLE Plan will be January 2, 2004 and, for the FSA, Employee can enroll in the month following the completion of the initial 30-day waiting period following the first day of employment.

4.04    Business Expenses. The Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of Employee’s duties under this Agreement, subject to compliance by Employee with the Company’s policies for expense reimbursements. Employee will work out of the Company’s corporate office at 2915 Waters Road, Suite 108, Eagan, Minnesota.

           5.      Confidential Information.

              5.01     “Confidential Information” Defined. “Confidential Information” means information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, software source codes, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. All information which Employee acquires or becomes acquainted with during the period of Employee's employment by the Company (including employment by an affiliated company), whether developed by Employee or by others, which Employee has reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

5.02    Obligations of Employee. Except as permitted or directed by the Company, Employee shall not, either during employment by the Company or thereafter, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any Confidential Information. Employee acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Employee will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.

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5.03    Scope of Obligation. The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Employee.

          6.    Ventures. If, during the term of this Agreement, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Company, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Employee as provided in sections 4.01 and 4.02 of this Agreement.

          7.    Patents and Related Matters.

7.01    Disclosure and Assignment. Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the term of this Agreement, or the twelve months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as “Developments”). Employee, to the extent that she has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee’s right, title and interest in and to any and all of such Developments.

7.02    Future Developments. As to any future Developments made by Employee which relate to the business, products, practices or techniques of the Company and which are first conceived or reduced to practice during the term of this Agreement, or the twelve months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, Employee will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within thirty (30) days thereafter, shall claim ownership of such Developments under the terms of this Agreement. If the Company makes such claim, Employee agrees that, insofar as the rights (if any) of Employee are involved, it will be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association. The locale of the arbitration shall be Minneapolis, Minnesota (or other locale convenient to the Company’s principal executive offices). If the Company makes no such claim, Employee shall not be obligated to maintain in confidence any such information disclosed by Employee.

7.03    Limitation on Sections 7.01 and 7.02. The provisions of sections 7.01 and 7.02 shall not apply to any Development meeting the following conditions:

(1)	such Development was developed entirely on Employee’s own time; and

(2)	such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and

(3)	such Development does not relate (i) directly or indirectly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; and

(4)	such Development does not result from any work performed by Employee for the Company

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7.04    Assistance of Employee. Upon request and without further compensation therefor, but at no expense to Employee, and whether during the term of this Agreement or thereafter, Employee will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

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7.05    Records. Employee will keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Employee will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Employee will surrender the same, and all copies thereof, to the Company upon the conclusion of her employment.

          8.    Surrender of Records and Property upon Termination of Employment. Upon termination of employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of the cases are in Employee's possession or under Employee's control.

          9.    Covenant Not to Compete.

9.01    Employee expressly acknowledges that Employee is entering into this covenant not to compete so as to protect the business and goodwill of the Company from competition in the event of a termination of the employment relationship and Employee further acknowledges the reasonableness of the restriction imposed herein. Accordingly, in the event that Employee’s employment with the Company is terminated, whether by Employee or by the Company, it is agreed that:

(1)	Employee will inform any new employer, before accepting employment, of the existence of this Agreement and give such employer a copy of this Section 9, Covenant Not to Compete;

(2)	Employee will not, for a period beginning from the date of this Agreement and for twelve (12) months after Employee's employment with the Company ends, directly or indirectly sell to, solicit, serve, or attempt to sell to, solicit, or serve any customer, client or account or any prospective customer, client or account of the Company; provided, however, that the foregoing limitation shall only apply to sales, solicitations, services or attempts to do any of the foregoing which involve a Competing Product. A "customer, client or an account" is any person, firm or entity to whom or to which the Company furnished any services, materials, or products at any time during Employee's employment with the Company. A "prospective customer, client or account" is one which, during Employee's employment with the Company, is solicited, successfully or unsuccessfully, to become a customer, client or account of the Company. As used herein, a “Competing Product” is a product similar to or in competition with any product, or planned product, of the Company as of the date Employee’s employment is terminated.

(3)	Employee will not, from a period beginning with the date of this Agreement and for twelve (12) months after Employee’s employment with the Company ends, directly or indirectly cause or attempt to cause any customer, client or account or any prospective customer, client or account, to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Company.

(4)	Employee will not, for a period beginning with the date of this Agreement and for twelve (12) months after Employee's employment with the Company ends, directly or indirectly divert, solicit, or employ, or attempt to divert, solicit, or employ any employees of the Company.

(5)	Employee shall not, directly or indirectly, from a period beginning from the date of this Agreement and for twelve (12) months after Employee's employment with the Company ends, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) for a competitor of the Company. The obligations of Employee under this Section 9.01(5) shall apply to any geographic area in which the Company: (i) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise; (ii) has otherwise established the Company’s goodwill, business reputation or any customer or supplier relations; or (iii) has been directly involved in the expansion of the Company’s business and development of the Company’s customer base.

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          10.  Settlement of Disputes.

10.01    Arbitration. Except as provided in section 10.02, any claims or disputes of any nature between the Company and Employee arising from or related to the performance, breach, termination, expiration, application, or meaning of this Agreement or any matter relating to Employee’s employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Minneapolis, Minnesota (or other locale convenient to the Company’s principal executive offices), in accordance with the applicable rules then obtaining of the American Arbitration Association. The fees of the arbitrator(s) and other costs incurred by Employee and the Company in connection with such arbitration shall be paid by the party who is unsuccessful in such arbitration.

The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.

10.02    Resolution of Certain Claims - Injunctive Relief. Section 10.01 shall have no application to claims by the Company asserting a violation of sections 5, 7 or 9 or seeking to enforce, by injunction or otherwise, the terms of sections 5, 7 or 9. Such claims may be maintained by the Company in a lawsuit subject to the terms of section 10.03. Employee agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of sections 5, 7 or 9 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and the Company shall be entitled to recover from Employee its reasonable attorneys’ fees and costs in enforcing the provisions of sections 5, 7 or 9.

10.03    Venue. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the courts of the State of Minnesota, County of Dakota, County of Hennepin or County of Ramsey, or the Federal District Court, District of Minnesota, Fourth Division. Employee waives any right Employee may have to transfer or change the venue of any litigation brought against Employee by the Company.

10.04    Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of other provisions of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or business activities which may be valid and enforceable under applicable law. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms possible under applicable law).

          11.  Miscellaneous.

11.01    Governing Law. This agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, other than its law dealing with conflicts of law.

11.02    Prior Agreements. This Agreement contains the entire agreement of the parties relating to the employment of Employee by the Company and the ancillary matters discussed herein and supersedes all prior agreements and understandings with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment or ancillary matters which are not set forth within.

11.03    Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

11.04    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the both Employee and the Company.

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11.05    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be by any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.06    Assignment. This agreement shall not be assignable, in whole or in part, by Employee without the written consent of the Company.

11.07    Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered, mailed or faxed to any such party at its address or fax number which:

In the case of the Company shall be:
Hypertension Diagnostics, Inc.
2915 Waters Road, Suite 108
Eagan, Minnesota 55121-3528
TeleFax No.: 651-687-0485

In the case of Employee shall be:
Mark N. Schwartz
2208 The Terrace
Los Angeles, CA 90049-1171
Home Phone No.: 310-471-6968

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner. Any notice which is delivered via telefax shall be deemed dispatched when it is actually sent, and shall be deemed received when it is actually received.

11.08    Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.09    Time of the Essence. Time is of the essence in the performance of the obligations hereunder.

11.10    Captions and Paragraph Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

HYPERTENSION DIAGNOSTICS, INC.	EMPLOYEE

By _______________________	By _______________________
Greg H. Guettler	Mark N. Schwartz
Its: President

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